210	ARTICLES OF AMENDMENT (General Business) Title 30, Chapters 21 and 29, Idaho Code Filing Fee: $30 typed, $50 not typed Complete and submit the application in duplicate.	FILED EFFECTIVE 2017 OCT 24 PM 2:13 SECRETARY OF STATE STATE OF IDAHO

1. The name of the corporation is:

    Enviro Voraxial Technology, Inc.

If the corporation has been administratively dissolved and the corporate name is no longer available for use, the amendment(s) below must include a change of corporate name.

2. The text of each article being amended:

Article I is  hereby amended to read as follows: “The name of this corporation is Enviro Technologies, Inc.”

The second sentence of Article V is hereby amended and restated as follows: “The maximum number of shares that this corporation shall be authorized to issue and have outstanding at any one time shall be Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.001 per share, and Seven Million Two Hundred Fifty Thousand (7,250,000) shares of preferred stock, par value $.001 per share.” [CONTINUED ON ATTACHMENT A]

3. The date of adoption of the amendment(s) was: May 31, 2017

4. Manner of adoption (check one):

☐	The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-29-1002, 30-29-1005, and 30-29-1006, Idaho Code, and was, therefore, adopted by the board of directors.

☐	None of the corporation’s shares have been issued and was, therefore, adopted by the

☐ incorporator    ☐ board of directors.

☒	Approval by the shareholders is required and the shareholders duly approved the amendment(s) as required by either Title 30, Chapters 20, 21, and 29, Idaho Code or by the Articles of Incorporation.

Dated: October 20, 2017	Secretary of State use only
Printed Name: John A. DiBella
Signature: /s/ John A. DiBella	IDAHO SECRETARY OF STATE
10/24/2017 05:00
CK: PREPAID CT:1157 BH:1608850
1@ 30.00 = 30.00 AMEND PROF #2

Revised 07/2015	C35861

ENVIRO VORAXIAL TECHNOLOGY, INC.

ATTACHMENT A

The preferred stock shall have voting rights equal to those of the common stock, have a noncumulative dividend of 8% per annum and be convertible into common stock upon certain conditions as determined from time to time by the board of directors.

The effective date of these Articles of Amendment shall be November 10, 2017.